Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
Delaware General Corporation Law

Pursuant to the authority granted to and vested in the Board of Directors of iFresh Inc., a Delaware corporation (the “Corporation”) by the provisions of its Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), its Board of Directors has duly adopted the following resolutions effective as of January 6, 2020, for accounting purposes only (the “Effective Date”) creating the Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Fifth of the Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Convertible Preferred Stock, to consist of a maximum of 1,000 shares, par value $0.0001 per share, of which the preferences and relative and other rights and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Certificate of Incorporation) as follows:

1. Number and Designation. One Thousand (1,000) shares of the Preferred Stock of the Corporation shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred”).

2. Rank. The Series A Preferred shall, with respect to dividend rights, redemption rights and rights upon Liquidation, rank (a) senior and prior to all classes or series of common stock of the Corporation, including the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and each other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank junior to the Series A Preferred, (b) junior to each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank senior or prior to the Series A Preferred, if any, and (c) on a parity with each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank on a parity with the Series A Preferred, if any. All equity securities of the Corporation to which the Series A Preferred ranks senior and prior (whether with respect to dividends, redemption, or upon Liquidation or otherwise), including the Common Stock, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Junior Securities.” All equity securities of the Corporation with which the Series A Preferred ranks on a parity (whether with respect to dividends, redemption or upon Liquidation), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Parity Securities.” All equity securities of the Corporation to which the Series A Preferred ranks junior (whether with respect to dividends, redemption or upon Liquidation or otherwise), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Senior Securities.”

3. Liquidation Preference. In the event of any Liquidation, whether voluntary or involuntary, distributions shall be made to the holders of the Series A Preferred in the following manner:

(a) Preference. After payment of all amounts due to the holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities, each holder of Series A Preferred shall be entitled to receive, from the assets of the Corporation available for distribution to holders of its securities, an amount equal the Liquidation Value of each share of Series A Preferred held thereby. If, upon the occurrence of a Liquidation, the assets and funds available for distribution among the holders of the Series A Preferred shall be insufficient to permit the payment in full of the Liquidation Value of all of the outstanding Series A Preferred and all of the outstanding Parity Securities, if any, then the entire assets and funds of the Corporation so available after payment of all amounts due to holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities shall be distributed ratably in respect of the Series A Preferred and such Parity Securities based upon the relative aggregate liquidation values of such securities. To illustrate the preceding sentence, if subsequent to the date hereof, shares of Series B Preferred Stock are issued as a Parity Security, and the Series A Preferred and such Series B Preferred Stock are the only series of Parity Securities outstanding at the time of the Liquidation, and the aggregate Liquidation Values of all shares of Series A Preferred is $2,000 and the aggregate liquidation values of all shares of Series B Preferred Stock is $500, and if the Corporation has $500 available for distribution, then each holder of Series A Preferred shall be entitled to receive its pro rata share of $400, and each holder of Series C Preferred Stock shall be entitled to receive its pro rata share of $100.

(b) Valuation of Securities and Property. The Corporation may only distribute assets other than cash to holders of the Series A Preferred in connection with any Liquidation, on the prior written consent of the holders of a majority of the Series A Preferred, and in such case, the value of the assets to be distributed to the holders of Series A Preferred shall be the fair market value of such assets.

(c) Notice. At least 30 days prior to the occurrence of any Liquidation, the Corporation shall furnish to each holder of Series A Preferred notice of such Liquidation, together with a certificate prepared by the chief financial officer of the Corporation describing the facts of such Liquidation and stating in reasonable detail (i) the estimated amount(s) per share of Series A Preferred that such holder would receive pursuant to this Section 4 in connection with such Liquidation and (ii) by comparison, the amount the holder of each share of Common Stock would receive, assuming for purposes of such calculation that no holder of Capital Stock converts same to Common Stock at or prior to the effectiveness of such Liquidation.

4. Conversion.

(a) Automatic Conversion. Upon approval by the Corporation’s stockholders of the conversion of the outstanding shares of Series A Preferred Stock into Common Stock, each share of the Series A Preferred shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Series A Conversion Price (the “Series A Conversion Ratio”) in effect at the time of conversion. The Series A Conversion Price is $0.38 per share of Common Stock (the “Series A Conversion Price”) and shall be subject to adjustment as hereinafter provided.

Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of the Series A Preferred shall surrender the certificates representing such shares, if any have been issued, at the office of the Corporation or of any transfer agent for the Series A Preferred. Thereupon there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates and stock records of the Corporation, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which said automatic conversion occurred.

(b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred and the number of shares of Common Stock to be issued upon such conversion shall be rounded down to the nearest whole share. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the fractional interest of the Series A Conversion Price on the Conversion Date.

(c) Adjustments.

(i) Adjustments for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.

(A) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall issue additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision on shares of Common Stock, the Series A Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

(B) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustment for Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a Liquidation, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another company or the sale of all or substantially all of the Corporation’s properties and assets to any other person, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock would have been entitled on such reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred after the reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred) shall be applicable after that event as nearly equivalently as may be practicable.

(d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, merger, consolidation, reorganization or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred (as the case may be).

5. No Voting Rights. The Series A Preferred shall have no voting rights except as required pursuant to the DGCL.

6. Definitions. As used herein, the following terms shall have the following meanings assigned to them:

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

“Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock.

“Change of Control” means the consummation of (i) the transfer (in one or a series of related transactions) of 50% or more of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to a Person or a group of Persons acting in concert, (ii) except for transfer or issuances to officers and directors of the Corporation, the transfer or issuance (in one or a series of related transactions) of securities of the Corporation to one Person or a group of Persons acting in concert, or (iii) an amalgamation, merger, consolidation, reorganization or similar transaction involving the Corporation, provided that, in the case of clauses (ii) and (iii) above, under circumstances in which immediately following such transaction, a Person or group of Persons collectively own a majority in voting power of the then outstanding voting power or equity securities, other than a Person or group of Persons who holds a majority interest as of the date hereof, and in each of cases (i) through (iii) above, to the extent approved by the Corporation’s Board of Directors. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of amalgamation, merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes 50% or more of the consolidated assets of the Corporation, to the extent approved by the Board of Directors of the Corporation and/or such Subsidiary, will be deemed a “Change of Control.”

“Liquidation” means (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (ii) a Change of Control.

“Liquidation Value” means, with respect to each share of Series A Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) the Original Issue Price of such share.

“Original Issue Price” means $3,500.00 (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations with respect to such Series A Preferred).

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof

“Preferred Stock” means the authorized Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate, and caused it to be filed, on behalf of the Corporation as of January 9, 2020, the date of filing.

iFRESH INC.

By:
Name:	Long Deng
Title:	President